UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NET ELEMENT INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34887	98-0668024
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

1450 S. Miami Avenue

Miami, Florida 33130

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered:

Common Stock, par value $0.0001 per share (“Common Stock”)

Name of each exchange on which each class is to be registered: The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-182076

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants, each exercisable for one share of Common Stock (“Warrants”)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is filed to amend the information set forth in the Registration Statement on Form 8-A filed by Cazador Acquisition Corporation Ltd., a Cayman Islands exempted company (“Cazador”), on September 28, 2010. In connection with the Agreement and Plan of Merger, dated as of June 12, 2012, between Cazador and Net Element International, Inc., Cazador has (i) changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and (ii) changed its corporate name to “Net Element International, Inc.” (the “Registrant”).

Item 1. Description of Registrant’s Securities to be Registered.

The descriptions of the Common Stock and Warrants of the Registrant to be registered hereby, as included under the captions “Description of NEI Securities—Common Stock” and “Description of NEI Securities—Outstanding Warrants,” respectively, in the Registrant’s Joint Proxy Statement/Prospectus, dated September 4, 2012, forming a part of the Registration Statement on Form S-4 (Registration No. 333-182076) (the “Registration Statement”), filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, are hereby incorporated by reference herein.

Item 2. Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

3.4	Form of Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation*

3.5	Form of Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation*

4.2	Specimen Common Stock Certificate of Net Element International, Inc.*

4.5	Warrant Certificate of Cazador Acquisition Corporation Ltd.*

4.7	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company*

10.8	Form of Security Escrow Agreement by and among Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd., and Continental Stock Transfer & Trust Company*

* Incorporated by reference to the corresponding exhibit of the same number filed with the Registration Statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

By:	/s/ Francesco Piovanetti
Francesco Piovanetti Chief Executive Officer

Date: October 2, 2012

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